Filed Pursuant to Rule 433 under the Securities Act
Registration Statement No. 333-199914
Issuer Free Writing Prospectus dated October 25, 2016
CUSIP #:  63743HEN8

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Medium-Term Notes, Series D
With Maturities of Nine Months or More from Date of Issue

Fixed Rate Notes

Issuer: National Rural Utilities Cooperative Finance Corporation

Issuer Ratings:                                                 A2 / A / A (Moody's / S&P / Fitch)

Principal Amount:                                            $300,000,000

Security Type:                                                 Senior Unsecured

Interest Rate:                                                   1.50%

Issue Price:                                                      100% of Principal Amount

Trade Date:                                                      10/25/2016

Original Issue Date:                                        11/01/2016

Maturity Date:                                                 11/01/2019

Benchmark Treasury:                                     1.00% due October 15, 2019

Benchmark Treasury Yield:                           1.00%

Spread to Benchmark Treasury:                   +50 basis points

Yield to Maturity:                                           1.50%

Interest Payment Dates:	Each May 1 and November 1, and the maturity date, commencing May 1, 2017

Payment at Maturity:                                   The payment at maturity will be 100% of the Principal Amount plus accrued and unpaid interest, if any

Optional Redemption:	CFC may redeem the notes at any time prior to November 1, 2019, in whole or in part, at a ''make-whole'' redemption price equal to the greater of (1) 100% of the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of the principal and interest (other than accrued interest) on the notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points plus in each of (1) and (2) above, accrued interest to, but excluding, the redemption date.

''Treasury Rate'' means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

''Comparable Treasury Issue'' means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

''Independent Investment Banker'' means one of the Reference Treasury Dealers appointed by the trustee after consultation with CFC.

''Comparable Treasury Price'' means with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that redemption date, or (B) if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.

''Reference Treasury Dealer Quotations'' means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the redemption date for the notes being redeemed.

"Reference Treasury Dealer" means (1) J.P. Morgan Securities LLC and Mizuho Securities USA Inc. and a Primary Treasury Dealer (defined below) selected by each of PNC Capital Markets LLC and SunTrust Robinson Humphrey, Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), CFC will substitute for such bank another Primary Treasury Dealer (2) and any other U.S. Government securities dealers selected by CFC.

Agent's Discount or Commission:              0.35%

Basis:	As Principal

Agent(s):                                                        J.P. Morgan Securities LLC
         Mizuho Securities USA Inc.
        PNC Capital Markets LLC
        SunTrust Robinson Humphrey, Inc.
        Regions Securities LLC

Form of Note:                                               Book-Entry
(Book-Entry or Certificated)

Denominations:                                          $2,000 x $1,000

Other Terms:                                               None

Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from J.P. Morgan Securities LLC by calling collect at 1-212-834-4533, Mizuho Securities USA Inc. by calling toll-free at 1-866-271-7403, PNC Capital Markets LLC by calling toll-free at 1-800-765-8472 or SunTrust Robinson Humphrey, Inc. by calling toll-free at 1-800-685-4786.